SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            Name: STRONG INCOME TRUST
   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              100 HERITAGE RESERVE
                        MENOMONEE FALLS, WISCONSIN 53051

Telephone Number (including area code): (414) 359-3400

Name and Address of Agent for Service of Process:

                                RICHARD W. SMIRL
                          STRONG FINANCIAL CORPORATION
                              100 HERITAGE RESERVE
                        MENOMONEE FALLS, WISCONSIN 53051

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company act of 1940 concurrently with the filing of Form N-8A:

                                 YES |X| No |_|

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Village of Menomonee Falls and State of Wisconsin as of the 30th day of September, 2002.

                                    STRONG INCOME TRUST
                                    (Name of Registrant)

                                    By: /s/ Richard W. Smirl
                                       -----------------------
                                        Richard W. Smirl
                                        Vice President and Assistant Secretary

                                   Attest: /s/ Kerry A. Jung
                                          ---------------------
                                           Kerry A. Jung